Exhibit 10.21

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

CLEARING SERVICES AGREEMENT

EFFECTIVE THE 16th DAY OF APRIL 2003

BETWEEN

CHICAGO MERCANTILE EXCHANGE INC., a business corporation organized under the laws of the State of Delaware and having its principal office situated at 30 South Wacker Drive, Chicago, Illinois 60606 U.S.A., duly represented by its Chairman of the Board, Terrence Duffy, and by its President and Chief Executive Officer, James J. McNulty, (hereinafter referred to at times as “CME”),

AND

THE BOARD OF TRADE OF THE CITY OF CHICAGO, INC., a non share corporation organized under the laws of the State of Delaware and having its principal office situated at 141 W. Jackson Blvd., Chicago, Illinois 60604 U.S.A., duly represented by its Chairman, Charles P. Carey, and by its President and Chief Executive Officer, Bernard W. Dan, (hereinafter referred to at times as “CBOT”).

Each of CBOT and CME is referred to herein as a “Party”, and collectively they are referred to as the “Parties.”

RECITALS:

WHEREAS, CME is registered with the Commodity Futures Trading Commission (the “CFTC”) as a designated contract market (“DCM”) and a “derivative clearing organization “ (“DCO”) within the meaning of the Commodity Exchange Act, as amended (the “CEA”), and seeks to provide clearing services, as defined herein, for CBOT futures and options contracts;

WHEREAS, CBOT is registered with the CFTC as a DCM and intends to register as a DCO within the meaning of the CEA, as amended, and seeks to have CME provide clearing services, as defined herein, for CBOT futures and options contracts;

WHEREAS, the Parties intend to provide substantial benefits to their customers by clearing their listed contracts through the same clearing house;

WHEREAS, the Parties intend to enhance the efficient use of capital by their members by employing CME’s system of financial guarantees and providing for more efficient portfolio risk margining of certain positions held at CME’s clearing house; and

WHEREAS, the Parties intend to cooperatively promote the advantages of clearing certain CBOT products by means of CME systems, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound, the Parties hereby agree as follows:

1.	INTERPRETATION

1.1. Definitions.

In this Agreement, unless the context otherwise requires:

1.1.1.	Agreement means the Clearing Services Agreement, effective as of April 16, 2003, by and between CME and CBOT.

1.1.2.	BOTCC shall have the meaning set forth in Section 7.3.

1.1.3.	CBOT Clearing Member means an individual or firm that meets CBOT’s requirements to clear

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

CBOT Products on or after the Effective Date.

1.1.4.	CBOT Core Products means CBOT’s U.S. Treasury, agricultural and federal funds based products as of the Effective Date.

1.1.5.	CBOT Data shall have the meaning set forth in Section 5.1.

1.1.6.	CBOT Products means all futures and futures options listed for trading on CBOT on the Launch Date or thereafter.

1.1.7.	CBOT Sole Proprietorship Clearing Member shall have the meaning set forth in Section 7.4.

1.1.8.	CEA shall have the meaning set forth in the first Recital.

1.1.9.	CFTC shall have the meaning set forth in the first Recital.

1.1.10.	Clearing Members means CBOT Clearing Members and/or CME Clearing Members, as the context requires.

1.1.11.	Clearing Services means the clearing, settlement and related services to be provided by CME under this Agreement, as further described in Schedule A.

1.1.12.	Clearing Systems shall have the meaning set forth in Section 3.4.

1.1.13.	CME Clearing Member means an individual or firm that meets CME’s requirements for clearing membership.

1.1.14.	CME Rules means CME’s rules and clearing procedures, including interpretations and explanations.

1.1.15.	DCM shall have the meaning set forth in the first Recital.

1.1.16.	DCO shall have the meaning set forth in the first Recital.

1.1.17.	Dispute Notice shall have the meaning set forth in Section 19.4.

1.1.18.	Effective Date means April 16, 2003.

1.1.19.	EFS shall have the meaning set forth in Section 3.1.

1.1.20.	FCMs shall have the meaning set forth in Section 7.6.

1.1.21.	Indemnified Party shall have the meaning set forth in Section 16.1.

1.1.22.	Indemnifying Party shall have the meaning set forth in Section 16.1.

1.1.23.	Initial Term shall have the meaning set forth in Section 2.

1.1.24.	Launch Date means the first trading day for CBOT Products as to which transactions are required to be cleared through CME. The Launch Date is the trading date of January 2, 2004.

1.1.25.	Market Participant means an individual or firm that engages in trading futures and options contracts.

1.1.26.	Material Breach means a breach of a provision of this Agreement that is material to a Party’s obligations under the Agreement.

1.1.27.	Operational Policies and Procedures shall have the meaning set forth in Section 3.2.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

1.1.28.	Party and Parties shall have the meaning set forth in the Preamble.

1.1.29.	Proprietary Business Information shall have the meaning set forth in Section 13.1.

1.1.30.	Renewal Term shall have the meaning set forth in Section 2.

1.1.31.	Replica CBOT Products shall have the meaning set forth in Section 6.4.

1.1.32.	Special CME Clearing Member means a CBOT Clearing Member that qualifies as a CME Clearing Member for purposes of clearing CBOT Products pursuant to this Agreement, as set forth more fully in Section 7.

1.1.33.	Transition Clearing Services shall have the meaning set forth in Section 12.

1.1.34.	Transition Costs shall have the meaning set forth in Section 12.4.

1.1.35.	Term shall have the meaning set forth in Section 2.

1.1.36.	Unexcused Breach shall have the meaning set forth in Section 10.1.

1.2.	References. Unless something in the subject matter or context is inconsistent with the resulting interpretation, all references to Sections and Schedules are to Sections and Schedules of this Agreement. The words “hereto”, “herein”, “of this Agreement”, “under this Agreement” and similar expressions mean and refer to this Agreement.

1.3.	Schedules. The Schedules forming part of this Agreement are as follows:

Schedule A Clearing Services

Schedule B Fees

Schedule C Project Development Plan

1.4.	Headings. The inclusion of headings in this Agreement is for convenience of reference only and does not affect the construction or interpretation of this Agreement.

2.	Initial Term; Renewal Term. This Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with its terms, shall terminate on January 10, 2008 (the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall automatically renew for successive three-year renewal terms (each a “Renewal Term”) unless either Party notifies the other Party in writing at least six (6) months prior to the beginning of the applicable Renewal Term of its decision not to renew. The Initial Term and the Renewal Terms, if any, are collectively referred to in this Agreement as the “Term”.

3.	Clearing Services.

3.1.

Services Provided. Commencing with the Launch Date until the termination of this Agreement, whether at the end of the Initial Term or any Renewal Term, each as specified in Section 2 above, and until expiration of any post-termination obligations, CME shall provide to CBOT the Clearing Services described in Schedule A hereto. The Clearing Services shall be provided by CME with proper and reasonable care in conformance with the standards and procedures by which CME performs such services for its listed contracts, except that trades matched by CBOT shall not be guaranteed until the matched trade record is received by CME. CBOT reserves the right to charge fees for post-trade transactions and related services for CBOT Products even if CME does not now charge a fee for such transactions. Subject to the provisions of Section 3.10 respecting change request procedures and payment of development cost, if applicable, CME agrees to facilitate the implementation of such charges, including providing CBOT access to CME’s Exchange Fee System (“EFS”), and to provide CBOT with any necessary data related to such policies and fees. CBOT shall pay CME for any reasonable additional costs it may incur in providing data and other

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

support to CBOT in response to a request authorized by this Section 3.1.

3.2.	Operational Policies and Procedures. CME’s operational practices, policies and procedures related to implementing and performing Clearing Services, including, without limitation, establishing marking prices that vary from settlement prices submitted by CBOT, where such settlement prices materially deviate from appropriate market prices; the timeline for CME’s receipt of information and data necessary to perform the Clearing Services and CME’s delivery of information and data to CBOT, Clearing Members and other third parties; data file formats; the manner in which CME makes information available to Clearing Members; and the mechanics of CME’s automated delivery processes shall be the same as CME’s existing practices, policies and procedures, including the automated delivery system to be developed by CME as provided by Schedule A (collectively, the “Operational Policies and Procedures”), provided that nothing in the Operational Policies and Procedures shall contravene any provision set forth in this Agreement.

3.3.	Fungibility and Cross-Margining of CBOT Products. CBOT shall have sole authority to determine (i) whether CBOT Products shall be risk offset against other products pursuant to CME’s portfolio margining policies or any cross-margining agreement and (ii) whether CBOT Products shall be made fungible, at the clearing level, against products that are cleared by CME and listed for trading by CME, by another contract market, or by any other entity. CME may accept or reject any risk offset or fungibility arrangement against products traded at CME that may be proposed by CBOT. CME shall support cross-margining of CBOT Products as set forth in Schedule A. CME support for cross-margining arrangements or fungibility of CBOT Products other than as set forth above or in Schedule A shall be subject to the change request procedures set forth in Section 3.10, below.

3.4.	Clearing Systems. The systems owned by or licensed to CME that are utilized by CME in connection with providing Clearing Services are referred to herein as the “Clearing Systems.” CME shall pay to the appropriate software manufacturers, suppliers and distributors all license fees, royalties, use charges, taxes or other payments associated with the Clearing Systems’ intellectual property and technology utilized by CME in providing Clearing Services.

3.5.	CME Personnel. CME shall make available, at all times, a sufficient number of individuals who are properly qualified to perform and who will perform the Clearing Services in accordance with this Agreement.

3.6.	Cooperation as to Development Work. The Parties acknowledge and agree that, after the Effective Date, they will be engaged in development work as described in Schedule C hereto. The Parties agree to cooperate and use all reasonable efforts to perform the tasks necessary to complete such development work in accordance with the time table set forth in Schedule C. CME shall be primarily responsible for such development work.

3.7.	Technical Cooperation. The Parties acknowledge that CME may have to incorporate new equipment into or modify its Clearing Systems in ways that will require testing from time to time. Each Party acknowledges that, in implementing and testing such new equipment or modifications, it may require the technical assistance and cooperation of the other, and both Parties agree to provide such assistance and cooperation. CBOT shall have the obligation of securing any necessary assistance of its third party providers.

3.8.	Backup and Disaster Recovery. CME will provide, as a part of the Clearing Services, backup and disaster recovery services and procedures and functions for the Clearing

Systems and the Clearing Services using the backup and disaster recovery systems that CME employs for its own contracts.

3.9.

CME Modifications. CME may make modifications to the Clearing Systems and Clearing Services on its own initiative and at its own expense as it may reasonably deem necessary or desirable, provided that any such modifications do not (i) materially increase CBOT’s total costs of receiving the Clearing Services, (ii)

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

require CBOT to make material changes to its systems, software, or equipment other than with respect to changes made in the ordinary course of business, or (iii) violate the CEA, applicable rules and regulations thereunder, or other applicable CFTC requirements. If any changes desired by CME would violate the conditions described in clauses (i) or (ii) above, CME will obtain CBOT’s written consent, which shall not be unreasonably withheld, prior to making any such change.

3.10.	Change Requests. CME will make modifications and enhancements to its Clearing Systems at the request and expense of CBOT, where such changes are necessary to provide Clearing Services for a CBOT Product with characteristics significantly different from futures and futures options products traded as of the Effective Date or additional cross margining arrangements, if in CME’s sole judgment such changes will not impair functionality or materially increase operational costs. CBOT shall pay a commercially reasonable fee, to be agreed in advance, to cover the cost of all such changes. All such requests will be addressed to a designated representative of CME’s clearing house.

3.10.1.	CME response to requests. CME shall respond to requests from CBOT concerning modifications or enhancements to the Clearing Services by evaluating the request, including the cost of the requested change and the impact of the requested change upon clearing services provided by CME as to other products and upon CME’s technical systems, and providing a response in accordance with this Section to CBOT concerning such request within thirty (30) days of CME’s receipt of the request (unless the complexity of the request reasonably requires a longer period, in which case CME shall provide an initial response).

3.10.2.	No material concerns. If CME reasonably determines in its sole judgment that the requested change will not materially impair clearing services or materially increase operational costs to CME or CME Clearing Members, CME shall submit to CBOT a reasonably detailed proposal for implementing the change, which need not be binding, and which shall include an estimate of the amount to be paid to CME for the requested change.

3.10.3.	Material concerns. If CME reasonably determines in its sole judgment that the requested change will materially impair functionality or materially increase operational costs to CME or CME Clearing Members, CME may, but shall not be required to, submit to CBOT a reasonably detailed proposal for implementing the change, including cost estimates, which need not be binding.

3.10.4.	Negotiations in good faith. In any case, the Parties shall negotiate in good faith as to any requested change and the terms of CME’s proposal, if any. Any change implemented by CME pursuant to this Section shall be made at the sole expense of CBOT at a commercially reasonable fee or upon any other financial basis to be agreed upon between the Parties. Such financial arrangement may include upfront fees and/or modifications to the fee structure set forth in Schedule B. Except as otherwise agreed between CME and CBOT in a writing that specifically purports to amend this Agreement and is executed by individuals with authority to do so, CME and/or its licensors, as applicable, shall own all right, title and interest in any intellectual property created by the Parties in connection with any such implemented change that is used by CME in connection with providing Clearing Services. CME will grant CBOT a license covering its free use of its contribution to any intellectual property developed by CME.

3.11.	Assistance with Regulatory Matters. CME agrees to actively participate in, and make available sufficient human and technical resources for, any submissions or presentations to, or meetings or discussions with, the staff of the CFTC respecting CME’s provision of Clearing Services for CBOT Products. If CME reasonably determines that CME’s active participation in such submissions, presentations, meetings or discussions with the CFTC may result in the disclosure of CME’s confidential or proprietary information, CBOT will cooperate with CME to secure appropriate nondisclosure and confidentiality commitments from the CFTC prior to requiring CME’s active participation in any such submissions, presentations, meetings or discussions.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

4.	CBOT Payment of Fees and Expenses.

4.1.	Generally. CBOT will pay fees for the Clearing Services provided by CME in accordance with this Agreement as set forth in Schedule B hereto.

4.2.	Invoicing. CME shall invoice CBOT and CBOT shall pay such invoices as provided in Schedule B. If CME does not receive any payment from CBOT in time required by schedule B, CME shall notify CBOT thereof and, if CBOT fails to pay such amount within fifteen (15) days of CBOT’s receipt of such notice, CME may declare CBOT in Material Breach of this Agreement and may thereafter exercise its rights set forth in Section 10.1 below.

4.3.	Initial Development Fee. CBOT shall reimburse CME for start-up costs incurred by CME in connection with preparations to perform its obligations under this Agreement up to a maximum amount of $2 million. CME’s start-up costs may include, without limitation, costs associated with hardware purchased; software purchased, licensed, or developed internally; additional office space and other equipment required to support CME’s operations on behalf of CBOT; and CME employee, consultant and independent contractor time billed either at an actual rate per hour or reasonable average rate per hour (including reasonable benefits costs and allocation of overhead). Such start-up costs incurred by CME shall be reimbursed by CBOT and such payments shall be non- refundable, without regard to termination of this Agreement for any reason. Such costs shall be billed monthly and promptly paid.

4.4.	CBOT Costs of Formatting Data. CBOT shall be responsible for and bear any costs of formatting trading data for use by its compliance and surveillance systems.

5.	CME Intellectual Property.

5.1.

CME Ownership. Subject to any different agreement between the Parties pursuant to Section 3.10.4, CME and its licensors, as applicable, shall have sole and exclusive ownership of all right, title and interest in and to the intellectual property and technology developed or used by CME in connection with providing Clearing Services. No provision of this Agreement shall be construed to bind or obligate CME in any way to develop, make further enhancements to or maintain any current or future version of the Clearing 21® system software or any of the Clearing Systems, provided that CME agrees that it will provide to CBOT the same Clearing Services utilizing the same systems CME applies to clearing the futures and options contracts traded on CME.

5.2.	CBOT Ownership of Data. As between CBOT and CME, any and all trading data, surveillance records, investigation reports and other similar data or information created, generated, collected, or processed by CME in the performance of the Clearing Services (“CBOT Data”) is and will remain the sole property of CBOT, and CME will and hereby does, without additional consideration, assign to CBOT any and all right, title and interest that CME may now or hereafter possess in and to the CBOT Data. Except as provided below, CBOT Data will not be utilized by CME for any purpose other than the performance of Clearing Services under this Agreement and will not be sold, assigned, leased or otherwise transferred, disposed of or provided to third parties by CME or commercially exploited by or on behalf of CME.

5.3.	CME Delivery of CBOT Data. CME will promptly retrieve and deliver to CBOT a copy of all CBOT Data (or such portions as will be specified by CBOT), in the format and on the media reasonably prescribed by CBOT, at CBOT’s reasonable request from time to time. Upon termination of this Agreement or at the completion of any requested Transition Clearing Services (whichever is later), if requested by CBOT, CME will destroy or securely erase all copies of the CBOT Data in CME’s possession or under CME’s control, except that CME may retain copies of such CBOT Data for its appropriate regulatory and surveillance purposes.

5.4.

Protection of CBOT Data. CME will take those measures that CME takes to protect its own most confidential data of like kind, but not less than reasonable measures: (i) to preserve the security of the CBOT Data; (ii) to prevent unauthorized access to or modification of any CBOT Data; and (iii) to establish

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

and maintain environmental, safety, facility and data security procedures and other safeguards against destruction, loss, alteration or theft of, or unauthorized access to, any CBOT Data.

5.5.	CME Use of CBOT Data. Notwithstanding CBOT’s ownership of CBOT Data as described above, CME shall be free to use CBOT Data with respect to the performance of the Clearing Services.

6.	CBOT Contracts Subject to Clearing Services

6.1.	Launch Date. On the Launch Date, CME shall commence clearing of all CBOT Products.

6.2.	CBOT Products. Except as otherwise specified in this Agreement, all CBOT Products shall be subject to this Agreement and shall be cleared by CME, including any futures and options contracts traded at CME that CBOT also determines to list for trading. However, if a new CBOT Product requires changes to the Clearing Systems, Section 3.10 shall govern the timing of CME’s response to a notification by CBOT of such requested change. Products other than futures and futures options products may be cleared by CME as CBOT Products under this Agreement only by mutual written agreement of the Parties.

6.3.	Notification to CME. CBOT shall notify CME of the classes and maturity dates of the CBOT Products that it intends to list for trading in accordance with the Operational Policies and Procedures. CBOT shall also submit to CME in advance of listing any CBOT Product a copy of the contract specifications for the product, and shall provide CME advance notice thereafter of any changes in contract specifications for the product.

6.4.	Replica CBOT Products. CME may offer and provide its clearing services to any exchange that lists for trading any product, including CBOT Core Products where the underlying deliverable commodity is the same or substantially the same as in a CBOT Core Product (“Replica CBOT Products”). If CME determines to provide clearing services for Replica CBOT Products traded or executed on any exchange other than CBOT, CME will notify CBOT at the time CME agrees to provide clearing services for, or thirty (30) days before CME begins clearing, such Replica CBOT Products, whichever is sooner. CBOT thereafter shall have ninety (90) days following receipt of such notice to determine whether to terminate this Agreement without penalty in light of such CME decision.

6.5.	Notices. Notwithstanding Section 19.5, notices required under this Section 6 may be delivered by e-mail or through any other electronic method to which the Parties agree as a part of their operational discussions.

7.	Admission of CBOT Clearing Members.

7.1.	Generally. CME shall admit as Special CME Clearing Members all firms, including sole proprietorships, that were CBOT Clearing Members as of the Effective Date. CME shall also admit as Special CME Clearing Members any firms that become CBOT Clearing Members after the Effective Date if such firms meet CME’s requirements for clearing members other than requirements respecting ownership of CME memberships or CME common stock. CBOT Clearing Members admitted as Special CME Clearing Members pursuant to this Agreement shall be authorized to clear CBOT Products, to the extent permitted by CBOT as of the Effective Date. The rights of such individuals or firms as Special CME Clearing Members may not be assigned or transferred voluntarily or by operation of law. For the avoidance of doubt, Special CME Clearing Members shall be permitted to clear other products cleared by CME only to the extent permitted by CME.

7.2.	Process for Admission. Following the Effective Date, CME shall, in consultation with CBOT, adopt rules for the admission of CBOT Clearing Members as Special CME Clearing Members. Any CBOT Clearing Member admitted as a Special CME Clearing Member pursuant to Section 7.1 of this Agreement or under the rules adopted pursuant to this Section 7.2 shall be considered to be admitted pursuant to this Agreement and shall be subject to all of the rules, requirements and obligations of CME’s clearing house, other than admission requirements, including ownership of CME memberships or CME common stock, and capital rules, except as hereinafter provided in this Section 7.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

7.3.	Minimum Capital Rules. Any CBOT Clearing Member that is operating in compliance as of the Effective Date, and that continues to remain in compliance through the Launch Date, with the Board of Trade Clearing Corporation (“BOTCC”) rules respecting initial or admission capital requirements that are in effect on the Effective Date shall be deemed to be in compliance with CME minimum capital rules on the Launch Date. After that date, CME may increase or decrease the capital requirements for any Special CME Clearing Member on an individualized basis if the Special CME Clearing Member’s risk profile changes materially, provided that CME may not, in any event, treat Special CME Clearing Members as a class or group for these purposes. To the extent any Special CME Clearing Member that is not also a CME Clearing Member is required by CME to increase its minimum capital, such increase may be achieved through the acquisition of additional CBOT memberships.

7.4.	Provisions for CBOT Clearing Members Joining After the Effective Date. Any CBOT Clearing Member that was not a CBOT Clearing Member as of the Effective Date, but that becomes a Special CME Clearing Member thereafter, shall be subject to the following provisions with respect to capital requirements: (i) the CME capital requirement for such Special CME Clearing Member will be equivalent to the BOTCC requirement that would have applied to such CBOT Clearing Member if it had been a CBOT Clearing Member on the Effective Date, but (ii) CME may in its discretion require such Special CME Clearing Member to hold additional assets in an aggregate value equal to the difference between the CME minimum capital requirement and the BOTCC capital requirement described in clause (i) above. If CME requires a Special CME Clearing Member to hold additional assets as set forth in clause (ii) above, the assets allowed to be held in satisfaction of such requirement shall include CBOT memberships.

7.5.	Special Rules for CBOT Sole Proprietorship Clearing Members. Any CBOT Clearing Member that is a sole proprietorship (“CBOT Sole Proprietorship Clearing Member”) as of the Effective Date, admitted as a Special CME Clearing Member pursuant to this Section 7, shall be excused from compliance with the CME minimum capital rules for the Initial Term of this Agreement, and shall be subject to no other minimum capital requirements imposed by CME provided that such CBOT Sole Proprietorship Clearing Member (i) was in compliance with the BOTCC rules respecting initial or admission capital requirements that are in effect on the Effective Date, (ii) continues to operate in compliance with such BOTCC rules that were in effect on the Effective Date, and (iii) does not materially change its risk profile (in which case a change in minimum capital requirements by CME shall be subject to the provisions of Section 7.3). Any other CBOT Sole Proprietorship Clearing Member admitted as a Special CME Clearing Member shall be subject to special CME minimum capital rules that shall be agreed to by CME and CBOT. After the Initial Term of this Agreement has expired, all CBOT Sole Proprietorship Clearing Members shall be subject to those special capital rules.

7.6.	Lien on CBOT Memberships. Each CBOT Clearing Member admitted hereunder as a Special CME Clearing Member shall execute in favor of CME a lien against the CBOT membership interests required to be held by CBOT for clearing status, as of the Effective Date, to qualify as a CBOT Clearing Member or otherwise required to be held under Section 7.4. The lien shall be the first lien against such membership interests following release of any prior lien held by BOTCC, which release shall be requested by the CBOT Clearing Member promptly following the Launch Date. Each Special CME Clearing Member will be subject to a requirement to continue to hold at least the same number of CBOT memberships that CBOT required such Special CME Clearing Member to hold for clearing member status as of the Effective Date.

7.7.	Audit of Non-FCM CBOT Clearing Members. CBOT shall periodically audit its Clearing Members that are not futures commission merchants (“FCMs”) and shall promptly share the results with CME’s clearing house.

8.	Transfer of CBOT Open Interest.

8.1.

CBOT Rules. Promptly following the execution of this Agreement, CBOT shall draft and submit to the CFTC for approval rules that provide for the clearing of CBOT Products at the CME clearing house, to the extent provided herein, and rules that will facilitate the transfer of open interest in CBOT Products from

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

BOTCC to CME. CBOT shall use its best efforts to ensure that such rules are approved by the CFTC reasonably in advance of the Launch Date, and CME shall use its best efforts to provide such assistance as CBOT may request in securing such approval.

8.2.	CME Rules. Promptly following the execution of this Agreement, CME shall draft and submit to the CFTC for approval rules that provide for the clearing of CBOT Products at the CME clearing house, to the extent provided herein, and that will facilitate the transfer of open interest in CBOT Products from BOTCC to CME. CME shall use its best efforts to ensure that such rules are approved by the CFTC reasonably in advance of the Launch Date, and CBOT shall use its best efforts to provide such assistance as CME may request in securing such approval.

8.3.	CME Margining of Positions. CME shall margin the positions so transferred prior to the opening of trading in CBOT Products on the Launch Date, and the relevant Special CME Clearing Members shall be required to post the necessary performance bonds.

8.4.	CBOT Clearing Members. CME may require that, in order to participate in the transfer of open interest described in this Section, CBOT Clearing Members that intend to become Special CME Clearing Members have completed CME’s application process for Special CME Clearing Member status, have contributed to CME’s security deposit pool, and have established appropriate banking relationships by a date certain prior to the Launch Date.

9.	Network Interconnections Between CBOT and CME

9.1.	Facilities. CME shall establish and maintain an appropriate router or routers at CBOT for the purposes of (i) delivering data to CME for clearing purposes, (ii) delivering data to CBOT for regulatory purposes, and (iii) exchanging data between the Parties for all other purposes required by this Agreement and the Schedules hereto. CME shall establish and maintain appropriate telecommunications circuits between CBOT and CME as necessary to handle message flow and data delivery as set forth above. CBOT shall provide computer room floor space and inside wiring for such routers and shall provide CME or any telecommunications provider with which it contracts for such services reasonable access for maintenance and testing purposes.

9.2.	Outsourcing Permitted. CME may fulfill its obligation to establish and maintain the routers and telecommunications circuits described in Section 9.1 through appropriate contractual arrangements with telecommunications service providers and/or other technology service providers.

9.3.	Financial Terms. CBOT shall be responsible for paying, via reimbursement to CME or direct billing, all third party or other direct costs (not to include CME employee or CME independent contractor time) associated with the establishment and maintenance of the telecommunications circuits and routers described in Section 9.1, provided that (i) where CME has a negotiated rate with an applicable telecommunications provider, CME shall attempt to secure for CBOT any preferential rate available under such contract, and (ii) in no event shall the amounts paid by CBOT under this Section exceed the published tariff rate of the applicable telecommunications provider. Unless CME arranges for CBOT to be billed directly by the applicable telecommunications provider, CME shall submit to CBOT an invoice for reimbursement of fees or other third-party costs actually paid by CME, and CBOT shall pay CME such amounts no later than the final business day of the calendar month following the month in which CME invoices CBOT.

10.	Breach of Agreement; Termination.

10.1.

Breach of Agreement; Termination for Unexcused Breach. If either Party is in breach of this Agreement, the non-breaching Party shall be required to provide written notice specifying such breach to the other Party, within five (5) business days of becoming aware of such breach, prior to submitting any Dispute Notice under Section 19.4 or exercising any right to terminate as set forth in this Section 10.1. The breaching Party shall have thirty (30) days from receipt of such notice to cure such breach. If the breaching

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

Party cures such breach within such 30-day period, the right of termination or to submit a Dispute Notice shall expire and the breaching Party shall not be subject to any further remedy or liability in respect of such breach. If the breaching Party does not cure such breach within such 30-day period, the following remedies apply: (i) if the breach is a Material Breach, such breach shall be deemed an “Unexcused Breach” and the non-breaching Party shall have thirty (30) days during which to [**] and (ii) if the breach is not a Material Breach, the non-breaching Party shall have thirty (30) days during which to [**] For the avoidance of doubt, if this Agreement is not terminated by the end of any such thirty 30-day period permitting termination, it shall continue according to its terms.

10.2.	Bankruptcy. Either Party may terminate this Agreement immediately upon the occurrence of any of the following events affecting the other Party:

10.2.1.	Insolvency. The other Party admits its inability to pay its debts generally as they become due, or makes an assignment of substantially all of its assets for the benefit of its creditors;

10.2.2.	Bankruptcy Filed. A proceeding in bankruptcy or for the reorganization of the other Party or for the readjustment of its debts, under the United States Bankruptcy Code or any other State or Federal law for the relief of debtors now or hereafter existing, is commenced by or against the other Party and is not discharged within sixty (60) days of commencement; or

10.2.3.	Receiver Appointed. A receiver or trustee is appointed in a bankruptcy proceeding for the other Party or for any substantial part of its assets, or any proceedings are instituted for the dissolution or the full or partial liquidation of such Party, and such receiver or trustee is not discharged within sixty (60) days of his or her appointment or such proceedings are not discharged within sixty (60) days of their commencement, as the case may be.

10.3.	Liquidated Damages. [**]

10.4.	[**]

10.5.	CME Termination If Rules Not Approved. If the CFTC fails to approve the rules that will allow CME to perform the Clearing Services by July 15, 2003, then CME may, within thirty (30) days at its sole discretion, terminate this Agreement (by August 15, 2003) by written notice to CBOT, without application of any cure period, unless the CFTC has approved such rules before CME exercises its right to terminate. Termination by CME pursuant hereto shall not constitute a breach by either Party. If CME does not exercise its right to terminate, then the Agreement shall continue according to its terms.

10.6.	Legal Or Regulatory Matters. If either Party is precluded from performing its obligations under the Agreement by statute, regulation or legal action of any governmental agency, including failure of the CFTC to approve necessary rules (including rules necessary to transfer the open interest) by the Launch Date, either Party may terminate this Agreement by written notice, without application of any cure period, and upon such termination both Parties shall be excused, without penalty or liquidated damages, from any further performance under the Agreement. If the Parties elect not to terminate this Agreement, they shall renegotiate in good faith the Launch Date, the Initial Term and payment of CME’s costs of continuing to be prepared to begin performance under this Agreement.

10.7.	[**] If CBOT fails to perform any of its obligations under this Agreement because it is [**] However, if CBOT’s failure to perform is [**] In such case CME shall provide written notice of its intent to terminate, and CBOT shall have [**] CBOT shall exert its best efforts to permit CME to intervene or otherwise participate in any action that might result in an injunction barring performance by either Party of its obligations under this Agreement.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

10.8.	CME Provision of Clearing Services for Replica CBOT Products. Section 6.4 shall govern the respective rights of the parties if CME notifies CBOT that CME will offer clearing services for Replica CBOT Products.

10.9.	Inability to Meet Launch Date. If CME’s provision of services under this Agreement on the Launch Date is deficient to an extent that prevents CBOT from operating its exchange for a substantial portion of the trading day on the Launch Date due solely or primarily to failures or problems that were within CME’s ability to prevent or mitigate, failure to perform shall be CME’s responsibility and shall constitute a Material Breach by CME. In such case, within five (5) business days thereafter CBOT may either (i) seek to terminate this Agreement by exercising its rights as set forth in Section 10.1, or (ii) without application of any provision of Section 10.1, including any cure period, file a Dispute Notice and pursue a claim for damages, provided that any such claim for damages shall be subject to the special limitation of liability set forth in the first sentence of Section 15.1. If CME’s provision of services under this Agreement on the Launch Date is deficient to an extent that prevents CBOT from operating its exchange for a substantial portion of the trading day on the Launch Date due solely or primarily to failures or problems that were within CBOT’s ability to prevent or mitigate, and CBOT failed to prevent or mitigate such failures or problems despite receiving notice from CME concerning the risk of failing to meet the Launch Date, then the failure to perform shall be the responsibility of CBOT and shall constitute a Material Breach by CBOT, which shall trigger CME’s rights under Section 10.1. For purposes of this Section 10.9, a failure by CBOT’s electronic trade matching facility service provider that was within such service provider’s ability to prevent or mitigate shall be deemed a failure by CBOT. In any situation described in this Section 10.9 and throughout any applicable cure period, the Parties shall remain in regular communication concerning the failure at issue, and the breaching Party shall give prompt notice to the other Party if it determines that it will not cure the breach within the cure period.

10.10.	Joint Press Release. If either Party terminates this Agreement prior to or immediately following the Launch Date, the Parties shall work together to issue a joint press release and, if appropriate, hold a joint press conference, concerning the termination of the Agreement.

10.11.	Break-up Fees Reasonable. The Parties agree that the liquidated damages and break-up fees set forth in this Section 10 represent a reasonable measure of damages to CME or CBOT, as the case may be, under the circumstances resulting in such termination. The Parties agree that calculating the measure of damages to either Party under the circumstances under which break-up fees are to be paid would be extremely difficult given the complexities of the business arrangements, the uncertainty of the revenues to be earned by either Party through the arrangements set forth in this Agreement, and the uncertainty of the value of opportunities that will have been lost by the terminating Party under the circumstances.

10.12.	Action for Damages. For the avoidance of doubt, either Party may bring an action for damages against the other Party alleging any breach of this Agreement (except where an alleged breach has been cured, as described in Section 10.1) in lieu of invoking any right to terminate and receive agreed liquidated damages as described in any provision of Section 10. Any such action for damages shall be subject to the applicable limitation of liability set forth in Section 15.1 or Section 15.2.

11.	Limited Right to Continuance of Clearing Services. Notwithstanding any other provision of this Agreement, upon termination of this Agreement for any reason, if CBOT is unable to engage another entity prepared and able to provide services comparable to the Clearing Services on commercially reasonable terms, CBOT shall have the right to require that CME continue providing any or all of the Clearing Services, as set forth below. For the avoidance of doubt, pricing terms generally shall be deemed commercially reasonable, and alternate services generally shall be deemed comparable, if such terms and services are reasonably similar to those accepted by other parties receiving services from other clearing services providers.

11.1.

Six-Month Continuation Period. In the event that (i) this Agreement is terminated by CME as a result of an Unexcused Breach by CBOT, (ii) CBOT elects not to renew this Agreement pursuant to Section 2 above, or (iii) this Agreement is terminated for any other reason except those described in Section 11.2,

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

CBOT may require that CME continue to provide Clearing Services after the termination of this Agreement or expiration of the Initial Term or Renewal Term of this Agreement, as the case may be, for 180 days.

11.2.	One-Year Continuation Period. In the event that (i) this Agreement is terminated by CBOT as a result of an Unexcused Breach by CME, (ii) this Agreement is terminated by CBOT pursuant to Section 6.4, or (iii) CME elects not to renew this Agreement pursuant to Section 2 above, CBOT may require that CME continue providing Clearing Services after the termination or expiration date, as the case may be, for up to one (1) year.

11.3.	Payment of Fees. In the event that CBOT requires CME to continue to provide all or substantially all of the Clearing Services pursuant to this Section 11, CBOT shall pay CME for these Clearing Services at the fees set forth in Schedule B. In the event that this Agreement is terminated by CME for nonpayment of fees, bankruptcy or insolvency, or if CBOT fails to timely pay fees during the continuation period, CME shall not be required to continue to provide Clearing Services unless CBOT pays CME monthly in advance for the continued provision of such Clearing Services based upon a reasonable estimate of the amounts likely to be due in respect of each month. CME agrees to credit back to CBOT any estimated amounts paid by CBOT that are later determined to be over-payments by CBOT.

11.4.	Notice to CME. If CBOT elects to require the continuation of any Clearing Services under this Section 11, then CBOT shall give at least ninety (90) days prior written notice to CME of the date for cessation of such continuation of Clearing Services.

11.5.	Hold Over by CBOT. If CBOT is unable to transfer to another provider of clearing services at the conclusion of any of the periods provided above for the limited continuation of Clearing Services, CME shall continue to provide the Clearing Services. During the period that CME provides clearing services under this Section 11.5, CBOT shall pay a fee of [**] plus all additional costs incurred by reason of CBOT’s failure to transfer to another DCO, including without limitation any necessary retention bonuses or employment benefits or fees, in addition to the fees set forth in Schedule B, for each month that it holds over.

11.6.	Continuation is Not Renewal. Continuation of Clearing Services under this Section 11 shall not be deemed a renewal of this Agreement under Section 2 beyond the termination date.

12.	Transition Clearing Services. In connection with the termination of this Agreement for any reason or expiration of the Initial Term or Renewal Term of this Agreement, as the case may be, and in order to assist CBOT in terminating the Clearing Services and transitioning such services to another entity in an orderly manner, CME shall, if and as requested by CBOT, provide the following services (the “Transition Clearing Services”):

12.1.	Transition Plan. CME and CBOT shall cooperate to prepare a transition plan setting forth the respective tasks to be accomplished by each Party in connection with the transition and a schedule pursuant to which such tasks are to be completed;

12.2.	Necessary Date. CME shall provide CBOT with all data and other information maintained by CME necessary to transfer responsibility for providing the Clearing Services to another entity as of the date services are no longer rendered by CME and all hardcopy records relating to other CBOT Data maintained by CME, except that CME may retain copies of such data and other information for its appropriate regulatory and surveillance purposes; Such data and other information shall be provided to CBOT on magnetic tape or such other storage medium, and in such format, reasonably acceptable to CBOT;

12.3.	Transfer of Positions. CME shall transfer any open positions in CBOT Products from CME to the new DCO selected by CBOT in accordance with directions CME shall receive from CBOT for such transfer; and

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

12.4.	Reimbursement of Costs. CBOT shall pay or reimburse CME for any and all costs (“Transition Costs”) reasonably and actually incurred by CME that are directly attributable to providing Transition Clearing Services in accordance with this Section 12 (with the rates for any CME employees used to perform such Clearing Services reasonably reflecting CME’s fully loaded costs with respect to such employees, plus a commercially reasonable profit margin); provided that CME shall act in good faith and use commercially reasonable efforts to minimize and mitigate any Transition Costs.

13.	Confidentiality.

13.1.	Generally. CBOT and CME each acknowledges that it will receive during the term of this Agreement confidential or proprietary information of the other Party relating to the Clearing Services and Clearing Systems. (All such information is collectively referred to in this Agreement as “Proprietary Business Information.”) Materials embodying such information and within the scope of this Section 13.1 shall bear reasonable legends to such effect to the extent appropriate. Each Party agrees to take reasonable steps to maintain the confidentiality of the Proprietary Business Information of the other Party, and each Party agrees to use such information only in connection with the performance of its obligations and the exercise of its rights under this Agreement and for appropriate regulatory and surveillance purposes. In the event that this Agreement is terminated for any reason, each Party agrees that it shall use reasonable efforts to return to the other Party or destroy all Proprietary Business Information of the other Party in its possession in tangible form and that it shall not knowingly retain any copies thereof, except that each Party may retain copies of the other Party’s Proprietary Business Information for its appropriate regulatory and surveillance purposes.

13.2.	Exclusions. In no event shall the provisions of this Section 13 apply to any information that: (i) was rightfully known to the receiving Party prior to its receipt from the disclosing Party, or becomes rightfully known to the receiving Party other than as a result of the relationship between the Parties pursuant to this Agreement; (ii) is or becomes public knowledge through no fault of the receiving Party; (iii) is disclosed to the receiving Party by a third Party with the right to disclose the information without restriction or subject to restrictions to which the receiving Party has conformed; or (iv) is independently developed by the receiving Party without use of any confidential or proprietary information of the disclosing Party. Notwithstanding anything in Section 13.1 above to the contrary, each Party may disclose any Proprietary Business Information received by it to the extent that it is required by subpoena or other order of court, law or other regulation, or required or requested by any governmental or regulatory authority having jurisdiction or required pursuant to an information sharing agreement, rule, or policy with another self-regulatory body, to furnish such Proprietary Business Information to any third Party, or as otherwise permitted in this Agreement; provided that, in any such case, the receiving Party shall provide the disclosing Party with prompt notice thereof so that the disclosing Party may seek an appropriate protective order. In the absence of a protective order, if the receiving Party is nonetheless, in the opinion of its counsel, compelled to furnish Proprietary Business Information to any third Party or else stand liable for contempt or suffer other censure or penalty, such Party may furnish such information without liability under this Section 13 or otherwise.

14.	Force Majeure. Each Party shall be excused from performance under this Agreement and shall have no liability to the other Party to the extent that, and for any period during which, it is prevented from performing any of its obligations hereunder as a result of any act, or failure to act, of the other Party or by an act of God, war, civil disturbance, act of terrorism, court order (except as provided in Section 10), or other cause beyond its reasonable control (including, without limitation, failures or fluctuations in the electrical or mechanical equipment, communication lines, heat, light or telecommunications, in each case to the extent beyond its reasonable control), provided that each party agrees to apply fully its disaster recovery system to minimize any reduction in service it has agreed to provide under this Agreement.

15.	Liability Limits; Indemnification.

15.1.	CME. In any action brought by CBOT against CME, whether in contract, tort or otherwise, alleging a

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

Material Breach by CME of Section 10.9, and any continuing deficiency, CME’s liability to CBOT for consequential damages, excluding punitive damages, caused by CME’s failure to provide Clearing Services under this Agreement shall be limited to an amount not to exceed $30,000,000. In any other action brought by CBOT against CME, whether in contract, tort or otherwise, CME’s liability to CBOT under this Agreement shall be limited to an amount not to exceed $10,000,000, provided that in the event CBOT exercises its right to terminate this Agreement under Section 10.1 and receives $10,000,000 in liquidated damages, CBOT shall have no other claim for money damages against CME and CBOT shall retain its right to continued and transitional clearing services in accordance with Sections 11 and 12 of this Agreement. Notwithstanding the foregoing, but subject to the provisions of Section 16 below, CME shall indemnify, defend and hold harmless CBOT and its directors, officers, employees and agents, in accordance with the procedures described in Section 16.1 below, from and against any and all losses, liabilities, damages and claims, and all related costs and expenses (including without limitation reasonable attorneys’ fees), arising from the willful misconduct on the part of CME, its directors, officers, employees or agents.

15.2.	CBOT. In any action brought by CME against CBOT, whether in contract, tort or otherwise, CBOT’s liability to CME under this Agreement shall be limited to an amount not to exceed $10,000,000, provided that in the event CME exercises its right to terminate this Agreement under Section 10.1 and receives the liquidated damages specified in that Section 10, CME shall have no other claim for money damages against CBOT. The liability limits provided for in this Section 15.2 shall not apply to liability of CBOT to CME to pay fees owed to CME hereunder. Notwithstanding the foregoing, but subject to the provisions of Section 16 below, CBOT shall indemnify, defend and hold harmless CME and its directors, officers, employees and agents, in accordance with the procedures described in Section 16.1 below, from and against any and all losses, liabilities, damages and claims, and all related costs and expenses (including without limitation reasonable attorneys’ fees), arising from the willful misconduct on the part of CBOT, its directors, officers, employees or agents.

16.	Indemnity

16.1.	Procedure. If any third Party notifies either Party (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”), then the Indemnified Party shall promptly notify the Indemnifying Party thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder, except to the extent (if any) that the Indemnifying Party is damaged by such delay. If the Indemnifying Party notifies the Indemnified Party that it is assuming the defense of any claim:

16.1.1.	Defense of Claim. The Indemnifying Party shall defend the Indemnified Party against such claim with counsel of its choice reasonably satisfactory to the Indemnified Party;

16.1.2.	Separate Co-counsel Permitted. The Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party shall be responsible for the fees and expenses of the separate co-counsel to the extent that the Indemnified Party concludes reasonably that the counsel the Indemnifying Party has selected has a conflict of interest);

16.1.3.	Consent Decree or Settlement. The Indemnified Party shall not, without foregoing the benefits of this Section 16.1, consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed; and

16.1.4.	Full Release. The Indemnifying Party shall not consent to the entry of any judgment with respect to the matter or enter into any settlement which does not include a provision whereby the plaintiff or claimant releases the Indemnified Party from any and all responsibility and liability with respect to such claim, without the prior written consent of the Indemnified Party.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

17.	Consequential and Punitive Damages. The Parties have agreed on liquidated damages for various beaches that are the basis for a Party’s exercise of its right to terminate this Agreement under certain provisions, and the Parties have also agreed to the liability limits set forth in Section 15. Except with respect to consequential damages authorized under the first sentence of Section 15.1 and an action for indemnification under the last sentence of Section 15.1 and the last sentence of Section 15.2, neither Party shall be liable for, nor will the measure of damages include, any punitive or special damages or amounts for loss of income or profits, even if such damages were foreseeable.

18.	Public Announcements.

18.1.	Requirements Generally. CME and CBOT each agree that it will not issue any public announcement concerning CME’s provision of Clearing Services, the terms of this Agreement, the negotiations between CME and CBOT leading up to and following the execution of this Agreement, or any other matter related in any way to this Agreement that, for each Party, involves the other Party, without (i) consulting with the other Party prior to issuing the announcement so that such announcements may be issued jointly, if appropriate; (ii) providing the other Party an advance copy of the proposed press release or other announcement not later than three (3) business days prior to its release; and (iii) in the case of public appearances by directors, officers or other officials associated with a Party at which any of the foregoing matters are likely to be discussed, providing advance notice to the other Party of such appearance and, if possible, extending an invitation to the other Party for a representative of its own to be included in such appearance.

18.2.	Definition. For purposes of this Section, a “public announcement” shall include, without limitation, (i) any press release, press statement or press conference, (ii) any brochures or notices to be delivered or made available to the public generally (including marketing materials), and (iii) any notice to be circulated to Clearing Members or Market Participants, that, in each case, includes or may include material information that has not previously been released about the terms of or negotiations surrounding this Agreement or the relationship between CME and CBOT that is established through this Agreement.

18.3.	Joint Press Releases, Statements and Conferences. Notwithstanding the foregoing, the Parties shall use their best efforts to ensure that any press release, press statement or press conference the primary topic of which concerns this Agreement or the relationship between CME and CBOT shall be a joint press release, press statement or press conference.

19.	Miscellaneous.

19.1.	Benefits of Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors. Except to the extent provided in Sections 15.1 and 15.2 above with respect to the directors, officers, employees and agents of CBOT and CME, respectively, nothing in this Agreement, express or implied, shall give to any other person or entity any benefit or any legal or equitable right or remedy.

19.2.	Waiver. Except as expressly provided herein, neither Party shall, by mere lapse of time, without giving notice or taking any other action, be deemed to have waived any breach by the other Party of any of the provisions of this Agreement.

19.3.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois (other than the laws thereof that would require reference to the laws of any other jurisdiction).

19.4.	Dispute Resolution. A Party shall not commence a litigation proceeding against the other Party unless that Party first gives written notice to the other Party setting forth the nature of the dispute (“Dispute Notice”). The Parties shall attempt in good faith to resolve the dispute by mediation with a mediator selected by mutual agreement of the Parties. If the Parties cannot agree on the selection of a mediator within twenty (20) days after delivery of the Dispute Notice, or if the dispute has not been resolved by

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

mediation as provided by this Section 19.4 within sixty (60) days after the delivery of the Dispute Notice, then either Party may commence litigation. The state courts of the County of Cook, Illinois and the United States District Court for the Northern District of Illinois shall have the exclusive jurisdiction over any and all litigated claims arising out of or relating to this Agreement or the subject matter hereof. Each of the Parties hereby irrevocably (i) submits to the personal jurisdiction of such courts over such Party in connection with any litigation, proceeding or other legal action arising out of or in connection with this Agreement or the subject matter hereof, (ii) waives to the fullest extent permitted by law any objection to the venue of any such litigation, proceeding or action which is brought in any such court, and (iii) agrees to the mailing of service of process to the address specified below for such Party as an alternative method of service of process in any legal proceeding brought in any such court.

19.5.	Notices. All communications or notices required or permitted to be given under this Agreement shall be sufficiently given for all purposes hereunder if given in writing and (i) delivered personally, (ii) deposited in the United States mail, postage prepaid and return receipt requested, (iii) delivered by a recognized document overnight delivery service or (iv) sent by telecopy, facsimile or other electronic transmission service (provided a confirmation of delivery is received). All notices delivered in accordance with this Section 19.5 shall be sent to the appropriate address or facsimile number set forth below, or to such other address or facsimile number or to the attention of such other person as the recipient Party may have specified by prior written notice to the sending Party.

CME Contact	CBOT Contact
Mr. Craig Donohue Executive Vice President and Chief Administrative Officer Chicago Mercantile Exchange Inc. 30 South Wacker Drive Chicago, Illinois 60606 Facsimile No.: 312-930-3323	Ms. Carole Burke Executive Vice President, Chief of Staff and General Counsel CBOT 141 W. Jackson Blvd Chicago, Illinois 60604 Facsimile No.: 312-341-3392

19.6.	Severability. If any provision of this Agreement is deemed to be illegal or unenforceable by any court of competent jurisdiction, (i) such provision shall be deemed to be severable from the remainder of this Agreement, (ii) the effect of such determination shall be limited to such provision to the extent reasonably practicable, and (iii) the validity, legality and enforceability of such provision in any other jurisdiction shall not in any way be affected or impaired thereby.

19.7.	Amendments. No provision of this Agreement may be amended, modified, supplemented or waived, except by an agreement in writing executed and delivered by authorized representatives of both Parties.

19.8.	Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement and understanding, and supersedes any and all prior agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof.

19.9.	Relationship of Parties. CME, in providing the Clearing Services, is acting only as an independent contractor. Except as expressly provided in this Agreement or any other agreement to which CME and CBOT are parties, CME does not undertake to perform any obligations of CBOT, whether regulatory or contractual, or to assume any responsibility for the business or operations of CBOT.

19.10.	Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute but one and the same instrument.

19.11.	Assignment. This Agreement may not be assigned in whole or in part by either Party hereto without the prior written consent of the other Party hereto. CBOT may assign this Agreement and its rights and obligations hereunder to an entity to which CBOT is selling all or substantially all of its assets without the prior written consent of CME. The consummation of the transactions contemplated by CBOT’s proposed

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

restructuring shall not be deemed to be such an assignment or sale for purposes of this Agreement. CME may assign this Agreement and its rights and obligations hereunder, in their entirety, to an entity to which CME is selling all or substantially all of its clearing assets without the prior written consent of CBOT.

19.12.	Survival. Following any termination of this Agreement in accordance with its terms and the expiration of the post-termination obligations of CME pursuant to Sections 11 and 12 hereof, all obligations hereunder of each Party to the other shall terminate and (without limiting the generality of the foregoing) CME shall have no further obligation to provide Clearing Services to CBOT. Notwithstanding the foregoing, however, the provisions of Sections 13, 15, 16 and 17 of this Agreement (including this Section 19.12) shall survive and remain in effect following any termination of this Agreement in accordance with its terms and the expiration of the post-termination obligations of CME.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

CHICAGO MERCANTILE EXCHANGE INC.		THE BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

By:	/s/ TERRENCE A. DUFFY	By:	/s/ CHARLES P. CAREY
	Terrence A. Duffy		Charles P. Carey
	Chairman of the Board, CME		Chairman of the Board, CBOT
	Date:		Date:

By:	/s/ JAMES J. MCNULTY	By:	/s/ BERNARD W. DAN
	James J. McNulty		Bernard W. Dan
	President and Chief Executive Officer		President and Chief Executive Officer
	Date:		Date:

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

SCHEDULE A

DESCRIPTION OF CLEARING AND SETTLEMENT SERVICES

In accordance with the terms of this Agreement, CME shall provide clearing services as follows with respect to transactions in CBOT Products:

Electronic Trade Acceptance. CME shall accept for clearing and guarantee matched trades submitted to CME by CBOT (or CBOT’s electronic trade matching facility service provider) in accordance with the CME Rules and the Operational Policies and Procedures in effect from time to time.

Pit Trade Acceptance—Electronic Devices. CME shall receive unmatched trade records submitted to CME by CBOT from electronic pit trading technology devices, and CME shall accept for clearing and guarantee such trades upon matching by CME in accordance with the CME Rules and the Operational Policies and Procedures in effect from time to time.

Pit Trade Acceptance—Open Outcry. CME shall receive unmatched trade records submitted to CME by Special CME Clearing Members for trades executed without benefit of electronic pit trading technology devices, and CME shall accept for clearing and guarantee such trades upon matching by CME in accordance with the CME Rules and the Operational Policies and Procedures in effect from time to time.

Ex-Pit Trade Acceptance. CME shall receive unmatched trade records submitted to CME by Special CME Clearing Members for ex-pit trades (blocks and EFPs) that are executed in accordance with CBOT rules, and CME shall accept for clearing and guarantee such trades upon payment of initial settlement variation and performance bond by the applicable settlement bank for each party to the transaction, as set forth in the CME Rules and the Operational Policies and Procedures in effect from time to time.

Requirements for CME Trade Acceptance. In addition to the other requirements that may be set forth in this Agreement, the CME Rules and the Operational Policies and Procedures, the following requirements apply to CME’s receipt and acceptance for clearing of trades as set forth in this Schedule A:

Origins for Matched and Unmatched Trade Records. CME will support up to four origins for transactions in CBOT Products—house, house market-maker, customer, and customer market-maker—subject to final confirmation by CBOT promptly following the effective date.

Report Formats. Message formats for trade records, including but not limited to, trade registers, out-trade and EQC reports, and brokers’ matched and unmatched trade reports shall conform to CME specifications.

Opposite House Switches. CME will not support the current modified contra matching practice currently employed by BOTCC with respect to unmatched trades in CBOT products. However, CME will facilitate matching of unmatched trades by performing automatic opposite house switches for unmatched trades in CBOT products, as CME does for unmatched trades in its own products, in accordance with the CME Rules and the Operational Policies and Procedures. CME will explore the functional requirements for integrating modified contra-matching processes as a possible enhancement after the Launch Date.

SLEDs. CME will not support single-line spread entry functionality (“SLEDs”) as of the Launch Date. CME will use reasonable efforts, in consultation with CBOT, to implement SLEDs for transactions in CBOT products by February 20, 2004.

Position Maintenance and Settlement. On a daily basis CME shall calculate and collect original margin, premium and variation margin on futures and options trades and positions in the accounts of Special CME Clearing Members. CME shall settle the gains and losses associated with futures and options trades and positions in the accounts of clearing members at least once each business day, typically twice each business day, and more frequently as CME determines is warranted by market volatility.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

CME PCS Process. CME’s position change submission (PCS) process will be used for reporting final positions and spreadable positions and to determine each clearing member’s final position for margining purposes and for exercise and assignment of options, as well as for determining the exchange open interest to be reported for each business day.

Net Margining of CBOT Products. CME will support net margining of positions in CBOT Products in substantially the same manner as the current procedures employed by BOTCC with respect to performance bond requirements. Notwithstanding the foregoing, CME may adjust formulas for calculating security deposit requirements or assessment of security deposit contributions with respect to net-margined products, as CME in its reasonable discretion deems appropriate in order to fairly and equitably calculate security deposit requirements, given differences between positions subject to gross margining and positions subject to net margining.

SPAN Files. CME will generate and distribute to Special CME Clearing Members’ and customers’ SPAN files reflecting SPAN margining of positions in CBOT Products. SPAN files will be distributed over the internet and through any other means specified in the CME Rules and the Operational Policies and Procedures. CME may generate and distribute joint SPAN files for positions in CBOT Products, CME products and products of any other exchange for which CME provides clearing services or linked clearing.

Authority Over Clearing Firm Margin Requirements. CME will work with CBOT to develop a coordinated performance bond / margin review process such that CME can receive input from CBOT as to performance bond / margin requirements. Such process shall involve monthly meetings with representatives designated by CBOT and will involve data analysis and discussions with respect to how and when to implement changes to clearing firm level performance bond / margin requirements; provided however, that ultimate control over performance bond / margin requirements at the clearing member level shall reside with CME. Notwithstanding the foregoing, CME agrees that determinations by CME with respect to performance bond / margin requirements for CBOT Core Products shall be made strictly on the basis of risk management principles and shall not involve competitive considerations associated with CME products and competing CBOT Products. Additionally, CME shall not recognize clearing member level spreads between CBOT Products and products of any other exchange without the prior written approval of CBOT.

Authority Over Customer Level Requirements. CBOT shall have ultimate control over customer level exchange minimum performance bond / margin and spread requirements, provided that CBOT shall consult with CME as to such requirements as a part of the coordinated review process to be developed between CME and CBOT.

Acceptable Collateral. CME will review the forms of collateral currently accepted by BOTCC that are not currently accepted by CME and, where in CME’s judgment such additional forms of collateral are frequently used and not unduly costly or risky to accept, CME will amend the CME Rules to accept such forms of collateral with respect to CBOT Products. Notwithstanding the foregoing, CME will conduct this review process prior to the Launch Date only if time permits.

Transfers. CME shall effect the transfer of positions in CBOT Products between Special CME Clearing Members, where applicable, in accordance with the CME Rules and Operational Policies and Procedures in effect from time to time. Transferred positions will be guaranteed by CME to the transferee only upon payment of initial settlement variation and performance bond by the transferor or the transferee, as applicable.

Give-Up Transactions. CME will make the allocate claim system (“ACS”) available to Special CME Clearing Members for processing give-up transactions.

Exercise and Assignment. CME will provide exercise and assignment functionality to Special CME Clearing Members with respect to positions in options products, including at option expiration, as set forth in the CME Rules and the Operational Policies and Procedures. CME will not support option expiration processing on Saturdays, and option expiration processing for CBOT Products as of the Launch Date will be completed on Fridays (or another

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

business day, with respect to Friday holidays) in accordance with the CME Rules and the Operational Policies and Procedures.

Deliveries. CME will provide automated support to CBOT in connection with deliveries management of CBOT Products, including inventory of deliverable positions, inventory of deliverable supply, delivery intent processing, delivery assignment, and delivery invoicing, except that CBOT shall maintain responsibility for management and operation of the registration and delivery process. CME will provide automated deliveries support as of the Launch Date of financial and equity CBOT Products that are listed for trading by CBOT as of the Effective Date. CME will use its best efforts to implement automated deliveries support of other CBOT Products that are listed for trading by CBOT as of the Effective Date, including agricultural products, as of the Launch Date or as soon thereafter as is practicable. CME shall provide automated deliveries support for new CBOT Products (or for changed features of existing CBOT Products) listed for trading by CBOT after the Effective Date, provided that the product characteristics permit automation of deliveries management through means substantially similar to those that CME then employs with respect to other products cleared by CME. If significant development work will be required by CME to provide automated deliveries support for such products listed for trading by CBOT after the Effective Date, the work will be subject to the change request procedures set forth in Section 3.10.

Settlement Banks. CME will interface with all banks that serve as settlement banks for transactions in CME products to provide settlement services for transactions in CBOT Products also, provided that such banks agree to serve as settlement banks for transactions in CBOT Products. Additionally, CME will use best efforts to establish a settlement bank relationship with Lakeside Bank and, as appropriate, Burling Bank, prior to the Launch Date.

Large Trader Reports. CME will collect on CBOT’s behalf the large trader submissions from Special CME Clearing Members or their clients and forward such submissions to the CFTC and to CBOT for regulatory purposes. The CME clearing house shall be authorized to use this data to perform the type of account level stress testing it performs on its own products to identify concentration of client exposure at a clearing member. CME shall facilitate reporting of large trader data for CBOT products by accepting transmissions of such data in standard formats. CME shall construct an application that maintains a database of firms, customer accounts, and EINs (the term CBOT uses for the number used to aggregate customer accounts by beneficial owner). For each reported position, the application shall search in the database by the firm and customer account: a) if the firm and customer account is found, the application shall tag the position with the EIN for it; and b) if the firm and customer account is not found, the application shall assign the EIN, using CBOT’s standard convention, and tag the position with the newly-assigned EIN. The application shall then prepare a datafile of reported positions for transmission to CBOT, with each position tagged with its EIN. The application shall further provide CBOT staff with an interface for viewing and modifying the EIN assigned to a particular firm and customer account. CBOT shall provide an initial datafile or files for loading this application with its existing EINs and their associated firm and customer accounts. CME shall prepare position limit reports against the large trader data for provision to CBOT. Other than these enumerated processes, all responsibility for large trader reporting analysis and other larger trader-related functions remains with CBOT.

Calculation and Collection of Fees. CME will calculate, bill and collect clearing fees from Special CME Clearing Members for transactions in CBOT Products, using the transaction types for which CME currently bills clearing members with respect to transactions in its own products. The rate billed will be determined by CBOT for the fee for initial cleared transactions, including block trades, EFPs and other alternative execution procedures, and by CME for post-trade transaction types (including, without limitation, give-ups, transfers, option exercise and assignment, and deliveries).

Operational Timeline. Except as otherwise set forth in the CME Rules or the Operational Policies and Procedures, the operational timeline for clearing services and submission of reports for transactions and positions in CBOT Products shall be the same as it is with respect to transactions and positions for CME products. CME anticipates using single, combined clearing process cycles for both CME products and CBOT Products. Consequently, CME’s deadlines and requirements shall apply with respect to processes including, but not limited to, trade report submission deadlines, out-trade report production, final reconciliation and option exercise deadlines, mark-to-market

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

and settlement cycles (including intra-day cycles), collateral substitution and withdrawal deadlines, and pay/collect procedures.

Support for Existing and Future CBOT Product Characteristics. Subject to any specific limitations set forth in this Schedule A or elsewhere in this Agreement, in providing the Clearing Services CME will develop systems and adopt practices as necessary to support the product features and characteristics of CBOT products as they are listed for trading as of the Effective Date, including, without limitation, fractional price formats and variable cabinet pricing. CME shall similarly support new product features and characteristics of existing CBOT Products or those that CBOT may list for trading in the future, provided, however, that if the features and characteristics of such products differ materially from those of products then cleared by CME, CME’s support of such new product features or characteristics shall be subject to the change request procedures set forth in Section 3.10.

Security Deposit Management and Assessment. CME will calculate and collect from Special CME Clearing Members security deposit contributions in accordance with the CME Rules and the Operational Policies and Procedures in effect from time to time. CME shall have the authority, as set forth in the CME Rules and the Operational Policies and Procedures in effect from time to time, to seize the security deposits of Special CME Clearing Members and to further exercise certain limited assessment powers in the event of a default by either a Special CME Clearing Member or a CME clearing member. For the avoidance of doubt, CME shall manage a joint security deposit pool for the benefit of Special CME Clearing Members and CME clearing members with respect to transactions in CME products, transactions in CBOT Products, and transactions in the products of any other exchange for which CME provides clearing services or linked clearing, unless CME’s agreement with such other exchange prohibits a joint guarantee fund. Consequently, the security deposit contributions of CME-only clearing members may be assessed as a result of defaults as to transactions in CBOT Products, and the contributions of CBOT-only clearing members who are Special CME Clearing Members may be assessed as a result of defaults as to transactions in CME products.

Support for Cross-Margining of CBOT Products. CME will provide support for and will participate in cross-margining of positions in CBOT Products held by Special CME Clearing Members pursuant to CBOT’s existing cross-margining arrangements with GSCC and OCC, provided that CBOT shall secure any necessary amendments to substitute CME for BOTCC in its current cross-margining agreements with GSCC and OCC. CME will provide support for and will participate in cross-margining of positions in CBOT Products held by Special CME Clearing Members under any other cross-margining agreements (or amendments to existing agreements) into which CBOT may enter in the future, provided that (i) such support, including without limitation the development of necessary interfaces, shall be subject to the change request procedures set forth in Section 3.10, and (ii) CME may decline to support such cross-margining agreement if CME concludes, in its sole reasonable judgment after consultation and negotiation with CBOT and the other party, that such proposed cross-margining arrangement presents an unacceptable credit risk to CME.

Information and Reports for CBOT. With respect to each trading day, CME will deliver to CBOT the following reports in accordance with the Operational Policies and Procedures:

a.	End-of-day volume and open interest file;

b.	End-of-day transaction listing file; and

c.	Large trader data file as submitted by Clearing Members

Information and Reports From CBOT. CBOT (or a third-party service provider to CBOT, if CBOT delegates such obligation) shall provide the following reports and information to CME in accordance with the Operations Policies and Procedures:

a.	A daily data file of the CBOT Products eligible for trading on the next business day;

b.

Information on the performance bond requirements CBOT sets for the customer level exchange minimum requirements, which must be provided at least three to five business days prior to their effective date except

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

in situations where changes are driven by unusual market volatility. Such data is required in order for CME to produce the appropriate customer level SPAN files;

c.	A daily data file of eligible CBOT traders for the next trading day, together with identification of each trader’s guarantor Special CME Clearing Member;

d.	Two-sided matched trade record messages, in near real time, for trades executed electronically on LIFFE Connect;

e.	One-sided (unmatched) trade record messages, in near real time, from any electronic trading floor technology devices where CBOT rather than the Special CME Clearing Members will be the source of the trade data;

f.	Two-sided matched trade messages in near real time for any pit trades matched by any trade matching system for such trades as CBOT may implement;

g.	Real time quote stream of CBOT prices for real-time clearing house and Special CME Clearing Member risk management; and

h.	End of day settlement prices received both via a datafile and via the real time quote stream to be received by approximately 2:30-2:45 p.m. for products that settle by 2:00 p.m. and by approximately 3:45-4:00 p.m. for products that settle later than 2:00 p.m. The purpose of receiving such end-of-day settlement prices in a timely manner is to facilitate the timely publication of daily SPAN files for CBOT Products and to allow Clearing Members to begin bookkeeping processing in a timely manner.

Information and Reports for Clearing Members. CME will make available to each Special CME Clearing Member on every business day the following information, in machine readable format in accordance with the CME Rules and the Operational Policies and Procedures:

a.	futures and options transactions accepted by CME for each account of the Special CME Clearing Member;

b.	obligations to receive or deliver products or instruments underlying matured physically settled futures contracts in the Special CME Clearing Member’s accounts;

c.	give-up trades, position transfers and other transactions in the Special CME Clearing Member’s accounts involving CBOT Products;

d.	EFP transactions, which will be identified as such by CME using an available “data field” when such transactions are identified as such to CME by CBOT or Special CME Clearing Members ;

e.	block trades, which will be identified as such by CME using an available “data field” when such transactions are identified as such to CME by CBOT or Special CME Clearing Members;

f.	the daily mark-to-market of each open position in futures held by each Special CME Clearing Member; and

g.	amounts of money due to and from CME from and to each Special CME Clearing Member for each account held by the Special CME Clearing Member with CME.

File Formats Generally. The formats for data files and/or messages to be exchanged among CME, CBOT, any third-party service provider to CBOT or any other entity with which CME must exchange data in connection with providing Clearing Services, shall be as mutually agreed by CME and CBOT promptly after the execution of this Agreement. If any disagreement arises, generally the principle that the receiving party specifies the format shall control.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

Special CME Clearing Member Access to CME Clearing Systems. CME will permit Special CME Clearing Members to access CME’s automated and online systems for all clearing and position management functionality for use in connection with positions in CBOT Products on substantially the same basis as CME permits such access with respect to positions in its own products (unless unique characteristics of a particular CBOT Product preclude use of such functionality).

Services Complete. Except as otherwise specified in this Agreement, in the CME Rules or the Operational Policies and Procedures, the services set forth above are the complete clearing services that CME will provide to CBOT pursuant to this Agreement. Without limiting the generality of the foregoing, CBOT understands that CME will not provide additional services relating to market regulation, generating statistical information, managing time and sales information, managing membership requirements, or daily bulletin processing.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

Schedule B

CBOT Minimum Payment and Clearing Charge Process

Pricing Structure:

CBOT clearing charge will be calculated based upon the following per-side, per-contract pricing structure:

[**] Thresholds	Tier	Rate to be applied [**]
[**]	1	[**]
[**]	2	[**]
[**]	3	[**]

[**]

Process:

During the first two months of each quarter:

1.	Within three (3) business days following the end of each of the first two months of each quarter CBOT will pay CME [**]. “Quarters,” as used in this Schedule, means CME’s fiscal quarters.

At the end of the third month of each quarter (quarter-end):

1.	At the end of the third month of each quarter the [**] for the quarter will be determined (including matched sides and sides generated through post-trade processing transactions) and the aforementioned pricing structure will be applied to determine the amount of the clearing charge CME will charge to CBOT.

2.	If the clearing charge for the quarter is greater than [**], CBOT will pay CME for the amount of the clearing charge above [**] (which represents the credit CBOT will receive for the prior two month’s minimum monthly payments of [**]). This payment will be paid by CBOT within ten (10) business days following the receipt of the quarterly clearing invoice from CME (“CME Clearing Invoice”).

3.	Should the CBOT quarterly clearing charge not exceed [**], CBOT will pay CME [**] (the agreed upon minimum monthly payment) within ten (10) business days following the receipt of the quarterly CME Clearing Invoice.

Examples:

Example A:

[**]

Example B:

[**]

Example C:

[**]

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

Schedule C

Project Development Plan

Outlined below are the terms to which the Parties have agreed concerning the development of and compliance with a detailed project plan for implementing the arrangements described in this Agreement.

Terms Relating to Plan

A. Development of the Plan. Immediately following the Effective Date of this Agreement and on an ongoing basis throughout the development period prior to the Launch Date, the Parties will use their best efforts to update the project development plan (the “Plan”, as updated from time to time during the development period). The Plan shall identify, with reasonable detail, (i) all material information that must be exchanged between the Parties, (ii) any outstanding matters that must be agreed to between the Parties or decisions that must be reached by one Party, (iii) all material tasks that must be completed by either Party, and (iv) the timeline upon which such tasks must be completed in order to meet the Launch Date. The Parties shall also use their best efforts to jointly develop and incorporate within the Plan an (i) outline and timeline for completing legal documentation, including necessary regulatory filings and any documentation that must be executed by Special CME Clearing Members or other entities, and (ii) and outline and timeline for other communications with Special CME Clearing Members, ISVs, market data vendors, back-office service bureaus and any other entity with which information must be shared in order to effectuate a successful launch of Clearing Services.

B. Mutual Best Efforts to Participate and Adhere to Plan. Each of the Parties shall use its best efforts to participate fully in the planning process and to complete its required tasks in accordance with the timeline identified in the Plan. CME understands and agrees that it has primary responsibility for completing the development work necessary to implement Clearing Services as described in Schedule A. CBOT understands and agrees that it also will have development work to complete in order to effectively implement Clearing Services, including without limitation any development work necessary to provide to CME the information and reports specified to be provided by CBOT in Schedule A. Both Parties understand and agree that their full participation will be required for multiple phases of systems testing, including a comprehensive end-to-end testing phase of the fully integrated systems, which testing may require overtime, weekend and holiday work.

C. Failure to Adhere to Plan. A failure to meet a particular internal deadline set forth in the Plan by either Party shall not be deemed a Material Breach of this Agreement. However, if either Party concludes that a serious failure or multiple failures to conform to the tasks and timelines set forth in the Plan jeopardizes the Parties’ ability to meet the Launch Date, the concerned Party shall so notify the relevant management personnel of the other Party (including the individuals identified in Section 19.5) in writing, which may be by e-mail, and the Parties shall use reasonable efforts to resolve the matter and adjust the Plan to the concerned Party’s satisfaction. If such efforts are not successful, the concerned Party may, not sooner than ten (10) business days after delivering the notice, submit the matter to arbitration. If the arbitrator concludes that one of the Parties is primarily and substantially at fault for the failure and that the failure does jeopardize the Launch Date, the other Party shall have the option to terminate this Agreement for an Unexcused Breach under Section 10.1, without application of any notice and cure period.

Project Review Teams

Immediately following the Effective Date, each Party will identify individuals to participate in the following review teams, each of which will review matters assigned to it and develop any related elements of the Plan. Where a team is assigned to identify interface requirements or other technical requirements, the team shall produce at least a high-level functional specifications document. The Parties agree that the project review teams shall complete the process of fully defining requirements for each aspect of the project described below by May 16, 2003, meaning that the teams will have decided how to resolve any open issues and have documented and circulated their assigned elements of the Plan, including any functional specifications documents.

A. Product Review Team. Matters to review:

Review contract specifications in detail

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been [**], and the omitted text has been filed separately with the Securities and Exchange Commission.

Identify specifications not currently supported by CME

Document variable cabinet pricing requirements

Review product and price file layouts

Identify product and price interface requirements

Review market related layouts

Map MD layouts

Identify MD interface requirements

B. Deliveries Review Team. Matters to review:

Review delivery requirements

Determine information that must be shared to complete automated deliveries processes development work

Review deliveries file layouts

Identify deliveries interface requirements

C. Regulatory Review Team. Matters to review:

Review regulatory file layouts

Identify regulatory interface requirements

D. Membership Review Team. Matters to review:

Review membership file layouts

Identify membership interface requirements

E. Trade Review Team. Matters to review:

Review trade related file layouts

Map trade layouts

Identify trade interface requirements